EXHIBIT 99.1

SPIRIT REALTY CAPITAL, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,345,041	$1,328,437
Buildings and improvements	2,031,174	2,036,987

Total real estate investments	3,376,215	3,365,424
Less: accumulated depreciation	(510,983)	(490,938)

	2,865,232	2,874,486
Loans receivable, net	44,027	51,862
Intangible lease assets, net	178,782	187,362
Real estate assets held for sale, net	42,949	5,898

Net investments	3,130,990	3,119,608
Cash and cash equivalents	38,031	73,568
Deferred costs and other assets, net	54,482	54,501

Total assets	$3,223,503	$3,247,677

Liabilities and stockholders’ equity
Liabilities:
Revolving credit facilities, net	$26,492	$—
Mortgages and notes payable, net	1,905,706	1,894,878
Intangible lease liabilities, net	43,859	45,603
Accounts payable, accrued expenses and other liabilities	62,238	53,753

Total liabilities	2,038,295	1,994,234
Commitments and contingencies (see Note 8)
Stockholders’ equity:
Common stock, $0.01 par value per share, 100 million shares authorized, 84,857,769 and 84,851,515 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	849	849
Capital in excess of par value	1,832,501	1,828,399
Accumulated deficit	(648,051)	(575,034)
Accumulated other comprehensive loss	(91)	(771)

Total stockholders’ equity	1,185,208	1,253,443

Total liabilities and stockholders’ equity	$3,223,503	$3,247,677

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Rentals	$70,479	$66,279	$140,647	$132,483
Interest income on loans receivable	1,128	1,576	2,240	3,012
Interest income and other	1,242	102	1,322	540

Total revenues	72,849	67,957	144,209	136,035
Expenses:
General and administrative	9,154	7,030	16,125	12,727
Merger related costs	5,020	—	11,558	—
Property costs	522	1,055	1,465	2,234
Real estate acquisition costs	129	709	218	1,259
Interest	39,552	42,024	75,990	80,962
Depreciation and amortization	29,894	26,258	57,031	52,492
Impairments	1,601	(180)	1,601	7,955

Total expenses	85,872	76,896	163,988	157,629

Loss from continuing operations before income tax expense	(13,023)	(8,939)	(19,779)	(21,594)
Income tax expense	68	255	142	319

Loss from continuing operations	(13,091)	(9,194)	(19,921)	(21,913)
Discontinued operations:
Income (loss) from discontinued operations	1,613	493	(69)	(640)
Net (loss) gain on dispositions of assets	(191)	(81)	(11)	1,369

Income (loss) from discontinued operations	1,422	412	(80)	729

Net loss	(11,669)	(8,782)	(20,001)	(21,184)
Less: preferred dividends	—	(8)	—	(8)

Net loss attributable to common stockholders	$(11,669)	$(8,790)	$(20,001)	$(21,192)

Net (loss) income per share of common stock—basic and diluted:
Continuing operations	$(0.16)	$(0.36)	$(0.24)	$(0.85)
Discontinued operations	0.02	0.02	(0.00)	0.03

Net loss	$(0.14)	$(0.34)	$(0.24)	$(0.82)

Weighted average common shares outstanding:
Basic and diluted	83,699,142	25,863,976	83,696,858	25,863,976
Dividends declared per common share issued	$0.3125	$—	$0.625	$—

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Condensed Consolidated Statements of Comprehensive Loss

(In Thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss	$(11,669)	$(8,782)	$(20,001)	$(21,184)
Other comprehensive income (loss):
Change in net unrealized gains (losses) on cash flow hedges	502	(368)	470	(440)
Net cash flow hedge losses reclassified to operations	95	1,214	210	2,400

Total comprehensive loss	$(11,072)	$(7,936)	$(19,321)	$(19,224)

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Condensed Consolidated Statement of Stockholders’ Equity

(In Thousands, Except Share Data)

(Unaudited)

	Common Shares	Common Stock Par Value	Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balances, December 31, 2012	84,851,515	$849	$1,828,399	$(575,034)	$(771)	$1,253,443
Net loss	—	—	—	(20,001)	—	(20,001)
Other comprehensive income	—	—	—	—	680	680
Dividends declared on common stock	—	—	—	(53,016)	—	(53,016)
Stock based compensation, net	6,254	—	4,102	—	—	4,102

Balances, June 30, 2013	84,857,769	$849	$1,832,501	$(648,051)	$(91)	$1,185,208

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Operating activities
Net loss	$(20,001)	$(21,184)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	59,229	55,730
Impairments	3,704	10,077
Amortization of deferred financing costs	10,130	1,712
Amortization of interest rate hedge (gains) losses and other derivative losses	(32)	3,029
Amortization of debt discounts	5,929	3,759
Stock-based compensation expense	4,102	—
Gain on debt extinguishment	(1,028)	—
Gains on dispositions of real estate and other assets, net	(207)	(1,369)
Noncash revenue	(1,278)	(1,239)
Other	192	65
Changes in operating assets and liabilities:
Accounts receivable and other assets	(2,284)	470
Accounts payable, accrued expenses and other liabilities	1,944	2,022

Net cash provided by operating activities	60,400	53,072
Investing activities
Acquisitions/improvements of real estate	(95,150)	(54,525)
Investments in loans receivable	—	(3,500)
Collections of principal on loans receivable	8,030	7,999
Proceeds from dispositions of real estate and other assets	4,947	16,399
Transfers of sale proceeds and loan principal collections from restricted account	10,589	3,720

Net cash used in investing activities	(71,584)	(29,907)
Financing activities
Borrowings under lines of credit	26,555	—
Repayments under lines of credit	(63)	—
Borrowings under mortgages and notes payable	35,140	22,710
Repayments under mortgages and notes payable	(21,511)	(20,084)
Transfers to restricted cash accounts designated for mortgage note repayments	—	(459)
Deferred financing costs	(8,123)	(461)
Offering costs paid	(293)	—
Deferred offering costs paid	—	(705)
Consent fees paid to lenders	(1,586)	(1,951)
Dividends paid/distributions to equity owners	(54,757)	(8)
Transfers from (to) escrow deposits with lenders	285	(8)

Net cash used in financing activities	(24,353)	(966)

Net (decrease) increase in cash and cash equivalents	(35,537)	22,199
Cash and cash equivalents, beginning of period	73,568	49,536

Cash and cash equivalents, end of period	$38,031	$71,735

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2013

(Unaudited)

Note 1. Organization

Company Organization and Operations

Spirit Realty Capital, Inc. is a Maryland corporation incorporated on August 14, 2003 that was merged with and into Cole II effective as of July 17, 2013 pursuant to the Merger Agreement (each as defined below). References in these notes to “Spirit Realty Capital,” the “Company,” “we,” “our,” and “us” are to Spirit Realty Capital, Inc. The statements and descriptions however, refer to the operations of the Company prior to the effectiveness of the Merger, which closed on July 17, 2013. The Company became a public company in December 2004 and was subsequently taken private in August 2007 by a consortium of private investors.

On September 25, 2012, the Company completed its initial public offering (the “IPO”) of 29.0 million shares of common stock. On October 1, 2012, the underwriters exercised their option to purchase additional shares in full, and the Company issued an additional 4.4 million shares of common stock.

Concurrently with the completion of the IPO, the Company issued shares of its common stock to extinguish $330.0 million of its term note (the “Term Note”) indebtedness. In addition, equity awards in the form of restricted stock were granted to certain directors, executive officers and other employees of the Company (see Note 13).

The Company’s operations are carried out through its operating partnership, Spirit Realty, L.P. (the “Spirit Operating Partnership”), which is a Delaware limited partnership. Spirit General OP Holdings, LLC, one of the Company’s wholly owned subsidiaries, is the sole general partner and owns 1.0% of the Spirit Operating Partnership. The Company is the sole limited partner and owns the remaining 99.0% of the Spirit Operating Partnership.

The Company is a self-administered and self-managed real estate investment trust (“REIT”) that primarily invests in single-tenant, operationally essential real estate throughout the United States that is leased on a long-term, triple-net basis primarily to tenants engaged in retail, service, and distribution industries. Single-tenant, operationally essential real estate consists of properties that are generally free-standing, commercial real estate facilities where the Company’s tenants conduct retail, distribution, or service activities that are essential to the generation of their sales and profits. Under a triple-net lease the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as insurance, real estate taxes, and repair and maintenance costs. In support of its primary business of owning and leasing real estate, the Company has also strategically originated or acquired long-term, commercial mortgage and equipment loans to provide a range of financing solutions to its tenants.

On January 22, 2013, Spirit Realty Capital, the Spirit Operating Partnership, Cole Credit Property Trust II, Inc., a Maryland corporation (“Cole II”), and Cole Operating Partnership II, LP, a Delaware limited partnership (the “Cole Operating Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of Spirit Realty Capital with and into Core II (the “Company Merger”) with Cole II continuing as the surviving corporation and the merger of the Cole Operating Partnership with and into the Spirit Operating Partnership (the “Partnership Merger” and together with the Company Merger, the “Merger”) with the Spirit Operating Partnership continuing as the surviving limited partnership. During the first quarter 2013, the board of directors of Spirit Realty Capital unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. On June 12, 2013, the Company held a Special Meeting of Stockholders at which the Company’s stockholders approved the Merger pursuant to the Merger Agreement dated as of January 22, 2013, as amended by the first amendment to the Merger Agreement dated as of May 8, 2013. The Merger closed on July 17, 2013 (see Note 15).

In connection with the Merger Agreement, on January 22, 2013, the Company entered into a commitment letter (the Barclays Commitment Letter) with Barclays Bank PLC, pursuant to which Barclays Bank PLC had committed to provide, subject to the conditions set forth in the Barclays Commitment Letter, a $575.0 million secured term loan facility and a $50.0 million senior secured revolving credit facility. On June 19, 2013, the Barclays Commitment Letter was replaced with commitments for a new $400.0 million credit facility (the “New Credit Facility”) and two new loan agreements of Commercial Mortgage Backed Securities (“New CMBS) that provide for extensions of credit aggregating approximately $203.0 million.

Note 2. Summary of Significant Accounting Policies

Basis of Accounting and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements of Spirit Realty Capital and its consolidated subsidiaries have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, the unaudited condensed consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of the information required to be set forth therein. The results for interim periods are not necessarily indicative of the results for the entire year. Certain information and note disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), have been condensed or omitted from these statements pursuant to SEC rules and regulations and, accordingly, these financial statements should be read in conjunction with the Company’s audited consolidated financial statements as filed with the SEC in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The unaudited condensed consolidated financial statements include the accounts of Spirit Realty Capital and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Spirit Realty Capital has formed numerous special purpose entities to acquire and hold real estate subject to mortgage notes payable (see Note 5). As a result, the vast majority of the Company’s consolidated assets are held in these wholly owned special purpose entities, and are subject to debt. Each special purpose entity is a separate legal entity, and is the sole owner of its assets and responsible for its liabilities. The assets of these special purpose entities are not available to pay, or otherwise satisfy obligations to, the creditors of any owner or affiliate of the special purpose entity. At June 30, 2013 and December 31, 2012, assets totaling $2.9 billion and $3.0 billion, respectively, were held, and liabilities totaling $2.0 billion and $2.0 billion, respectively, were owed by these special purpose entities, and are included in the accompanying condensed consolidated balance sheets.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current period presentation.

Segment Reporting

Accounting Standards Codification Topic (“ASC”) 280, Segment Reporting, established standards for the manner in which public enterprises report information about operating segments. The Company views its operations as one segment, which consists of triple-net leasing operations. The Company has no other reportable segments.

Real Estate Investments

Purchase Accounting and Acquisition of Real Estate - When acquiring a property for investment purposes, the Company allocates the purchase price (including acquisition and closing costs) to land, building, improvements, and equipment based on their relative fair values. For properties acquired with in-place leases, the Company allocates the purchase price of real estate to the tangible and intangible assets and liabilities acquired based on their estimated fair values and acquisition costs are expensed as incurred. In making estimates of fair values for this purpose, the Company uses a number of sources, including independent appraisals and information obtained about each property as a result of its pre-acquisition due diligence and its marketing and leasing activities.

Lease Intangibles - Lease intangibles, if any, acquired in conjunction with the purchase of real estate represent the value of in-place leases and above- or below-market leases. For real estate acquired subject to existing lease agreements, in-place lease intangibles are valued based on the Company’s estimates of costs related to tenant acquisition and the carrying costs that would be incurred during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases at the time of the acquisition, and are amortized on a straight-line basis over the remaining initial term of the related lease. Above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition of the real estate and the Company’s estimate of current market lease rates for the property, measured over a period equal to the remaining initial term of the lease. Capitalized above-market lease intangibles are amortized over the remaining initial terms of the respective leases as a decrease to rental revenue. Below-market lease intangibles are amortized as an increase in rental revenue over the remaining initial terms of the respective leases plus any fixed-rate renewal periods on those leases. Should a lease terminate early, the unamortized portion of any related lease intangible is immediately recognized in the Company’s consolidated statements of operations.

Allowance for Doubtful Accounts

The Company reviews its rent receivables for collectability on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates, and economic conditions in the area where the property is located. In the event that the collectability of a receivable with respect to any tenant is in doubt, a provision for uncollectible amounts will be established or a direct write-off of the specific rent receivable will be made. The Company provided for reserves for uncollectible amounts totaling $5.2 million and $3.6 million at June 30, 2013 and December 31, 2012, respectively, against accounts receivable balances of $7.8 million and $7.6 million, respectively, and are recorded within deferred cost and other assets, net in the accompanying condensed consolidated balance sheets. For accrued rental revenues related to the straight-line method of reporting rental revenue, the Company established a provision for losses of $16.5 million and $15.3 million at June 30, 2013 and December 31, 2012, respectively, against accrued rental revenue receivables of $24.7 million and $22.7 million, respectively, based on management’s estimates of uncollectible receivables and management’s assessment of the risks inherent in the portfolio, giving consideration to historical experience and industry default rates for long-term receivables.

Loans Receivable

Impairment and Allowance for Loan Losses - The Company periodically evaluates the collectability of its loans receivable, including accrued interest, by analyzing the underlying property-level economics and trends, collateral value and quality, and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, in management’s judgment based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs. Delinquent loans receivable are written off against the allowance when all possible means of collection have been exhausted. The allowance for loan losses was $4.7 million and $5.1 million at June 30, 2013 and December 31, 2012, respectively.

A loan is placed on nonaccrual status when the loan has become 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on nonaccrual status, interest income is recognized only when received. As of June 30, 2013 and December 31, 2012, two mortgages and one note were placed on nonaccrual status and have been fully reserved.

Restricted Cash and Escrow Deposits

The Company classified restricted cash and deposits in escrow totaling $22.2 million and $34.7 million at June 30, 2013 and December 31, 2012, respectively, in deferred costs and other assets, net in the accompanying condensed consolidated balance sheets. Included in the balance at each of June 30, 2013 and December 31, 2012 is approximately $9.7 million in restricted cash deposited to secure lenders consents to the IPO. These cash balances are restricted as to use under certain of the Company’s debt agreements. In addition, the Company deposited $8.0 million in a collateral account with one of its lenders which may be applied, at the lender’s discretion, towards a reduction of the outstanding principal balance of the related loan. The Company also has the right to replace this cash collateral with a letter of credit.

Income Taxes

The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally will not be subject to federal income tax provided it continues to satisfy certain tests concerning the Company’s sources of income, the nature of its assets, the amounts distributed to its stockholders, and the ownership of Company stock. Management believes the Company has qualified and will continue to qualify as a REIT and therefore, no provision has been made for federal income taxes in the accompanying condensed consolidated financial statements. Even if the Company qualifies for taxation as a REIT, it may be subject to state and local income and franchise taxes, and to federal income tax and excise tax on its undistributed income. Franchise taxes are included in general and administrative expenses on the accompanying condensed consolidated statements of operations. Taxable income from non-REIT activities managed through the Company’s taxable REIT subsidiary is subject to federal, state, and local taxes, which are not material.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or the SEC that are adopted by us as of the specified effective date. Unless otherwise discussed, these new accounting pronouncements entail technical corrections to existing guidance or affect guidance related to specialized industries or entities and therefore will have minimal, if any, impact on our financial position or results of operations upon adoption.

In January 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The update clarifies that ASU 2011-11 applies to entities that are accounting for derivatives under ASC 815, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are offset under ASC 210-20-45 or ASC 815-10-45 or an enforceable master netting arrangement or similar agreement. This update became effective for fiscal years beginning on or after January 1, 2013, and interim periods therein. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve reporting of reclassification of items out of accumulated other comprehensive income by requiring entities to report the effect of any significant reclassifications on the respective line items on the income statement when the amount is required to be reclassified in its entirety in the same reporting period. Additionally, for items that are not required to be reclassified completely to net income, the entity will be required to cross reference other disclosures that provide additional information about the amounts. The information provided about amounts that are reclassified out of accumulated other comprehensive income must be reported by component. The amendments of this update are effective beginning December 15, 2012. The adoption of this ASU did not have any impact on the Company’s financial statements.

Note 3. Investments

Real Estate Investments

At June 30, 2013 and December 31, 2012, the Company’s gross investment in real estate properties and loans, including real estate assets held for sale, totaled approximately $3.72 billion and $3.65 billion, respectively. These investments are comprised of 1,234 and 1,207, respectively, owned or financed properties that are geographically dispersed throughout 47 states. Only one state, Wisconsin, with an 11% investment, accounted for more than 10% of the total dollar amount of the Company’s investment portfolio. At June 30, 2013 and December 31, 2012, respectively, the Company’s gross investment portfolio was comprised of 1,152 and 1,122 owned properties. The Company also held 82 and 85 properties securing mortgage loans receivable with aggregate carrying amounts of $38.4 million and $40.1 million as of June 30, 2013 and December 31, 2012, respectively. Other loans receivable with aggregate carrying amounts of $5.6 million and $11.8 million were also held as of June 30, 2013 and December 31, 2012, respectively.

During the six months ended June 30, 2013, the Company had the following gross real estate and loan activity:

	Number of Properties Owned or Financed	Dollar Amount of Investments (a)
		(In Thousands)
Balance, December 31, 2012	1,207	$3,654,925
Acquisitions/improvements and loan originations	40	94,658
Dispositions of real estate (b) (c) (Note 11)	(10)	(18,019)
Principal payments and payoffs	(3)	(8,030)
Impairments	—	(3,988)
Loan premium amortization and other	—	(172)

Balance, June 30, 2013	1,234	$3,719,374

(a)

The dollar amount of investments includes the gross investment in land, buildings and lease intangibles, as adjusted for any impairment, related to properties owned and the carrying amount of loans receivable.

(b)	The total accumulated depreciation and amortization associated with dispositions of real estate was $6.9 million for the six months ended June 30, 2013.
(c)	The balance includes a real estate property surrendered to a lender resulting in a gain on debt extinguishment of approximately $1.0 million (see Note 5)

The properties that the Company owns are leased to tenants under long-term operating leases that typically include one or more renewal options. The leases are generally triple-net, which provides that the lessee is responsible for the payment of all property operating expenses, including property taxes, maintenance and repairs, and insurance costs; therefore, the Company is generally not responsible for repairs or other capital expenditures related to its properties, unless the property is not subject to a lease agreement. At June 30, 2013, 18 of the Company’s properties were vacant, not subject to a lease and in the Company’s possession; three of these properties were held for sale. At December 31, 2012, 14 properties were vacant, not subject to a lease and in the Company’s possession; five of these properties were held for sale. Scheduled minimum future rentals to be received under the remaining non-cancelable term of the operating leases at June 30, 2013 (including realized rent increases occurring after January 1, 2013) are as follows (in thousands):

Scheduled Future Rental Payments	June 30, 2013
Remainder of 2013	$144,770
2014	289,096
2015	283,159
2016	280,597
2017	278,350
Thereafter	1,998,980

Total future minimum rentals	$3,274,952

Since lease renewal periods are exercisable at the option of the lessee, the preceding table presents future minimum lease payments due during the initial lease term only. In addition, the future minimum rentals do not include any contingent rentals based on a percentage of the lessees’ gross sales or lease escalations based on future changes in the Consumer Price Index (“CPI”).

Certain of the Company’s leases contain tenant purchase options. Most of these options are at or above fair market value at the time the option is exercisable, and none of these purchase options represent bargain purchase options under GAAP.

Real Estate Assets Held for Sale

The following table shows the activity in real estate assets held for sale for the six months ended June 30, 2013:

	Number of Properties	Carrying Value
		(In Thousands)
Balance, December 31, 2012	7	$5,898
Transfers from real estate investments	6	42,087
Sales (Note 11)	(7)	(5,036)

Balance, June 30, 2013	6	$42,949

Impairments

The following table summarizes total impairment losses recognized for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Real estate and intangible asset impairment	$1,481	$320	$3,584	$7,448
Write-off of lease intangibles due to lease terminations	487	—	487	2,809
Loans receivable recovery	(367)	(180)	(367)	(180)

Total impairment loss continuing and discontinued operations	$1,601	$140	$3,704	$10,077

Note 4. Lease Intangibles, Net

The following table details lease intangible assets and liabilities, net of accumulated amortization, at June 30, 2013 and December 31, 2012 (in thousands):

	June 30, 2013	December 31, 2012
In-place leases	$269,947	$271,392
Above-market leases	21,213	21,139
Less: accumulated amortization	(112,378)	(105,169)

Intangible lease assets, net	$178,782	$187,362

Below-market leases	$61,409	$61,938
Less: accumulated amortization	(17,550)	(16,335)

Intangible lease liabilities, net	$43,859	$45,603

The amounts amortized as a net increase to rental revenue for capitalized above- and below-market leases was $0.7 million for each of the six-month periods ended June 30, 2013 and 2012. The value of in-place leases amortized to expense was $8.8 million and $8.9 million for the six months ended June 30, 2013 and 2012, respectively.

Note 5. Debt

Secured Revolving Credit Facilities

$100 Million Credit Facility - In September 2012, the Spirit Operating Partnership entered into a secured revolving credit facility (the “Credit Facility”) allowing borrowings of up to $100.0 million and providing for a maximum additional loan commitment of $50.0 million, subject to the satisfaction of specified requirements and obtaining additional commitments from lenders. The amount available to borrow under the Credit Facility, and the Company’s ability to request issuances of letters of credit, will be subject to the Spirit Operating Partnership’s maintenance of a minimum ratio of the total value of the unencumbered properties to the outstanding Credit Facility obligations of 1.75:1.00. As of June 30, 2013, no borrowings were outstanding under the Credit Facility and $100.0 million was available.

The initial term of the Credit Facility expires on September 25, 2015 and may be extended for an additional 12 months, subject to the satisfaction of specified requirements. The Credit Facility bears interest, at the Company’s option, of either (i) the “Alternate Base Rate” (as defined in the credit agreement) plus 2.50% to 3.50%; or (ii) LIBOR plus 3.50% to 4.50%, depending on our leverage ratio. The Company is also required to pay a quarterly fee on the unused portion of the Credit Facility at a rate of between 0.30% and 0.40% per annum, based on percentage thresholds for the average daily unused balance during a fiscal quarter. For the three and six months ended June 30, 2013, the Company paid non-utilization fees of $0.1 million and $0.2 million, respectively.

As a result of entering into the Credit Facility, the Company incurred costs of $2.3 million which have been deferred and are included in deferred costs and other assets, net on the accompanying condensed consolidated balance sheets. These costs are being amortized to interest expense over the remaining initial term of the Credit Facility.

The Company’s ability to borrow under the Credit Facility is subject to the Spirit Operating Partnership’s ongoing compliance with a number of customary financial covenants. The Spirit Operating Partnership was in compliance with all financial covenants on the Credit Facility for the first quarter in 2013. Although the Spirit Operating Partnership continued to adhere to its obligations under the Credit Facility during the second quarter of 2013, the Credit Facility was replaced by the New Credit Facility prior to the due date of the second quarter compliance certificate (see Note 15).

Line of Credit - In March 2013, a special purpose entity owned by the Company entered into a $25.0 million secured revolving credit facility (“Line of Credit”). During the second quarter of 2013, the availability under the line was increased to $40.0 million. Advances under the Line of Credit are to be used to purchase or refinance commercial real estate properties. The initial term of the Line of Credit expires in March 2016, and each advance under the Line of Credit has a 24 month term. The interest rate is determined on the date of each advance and is the greater of (i) the stated prime rate plus 0.5% or (ii) the floor rate equal to 4.0%. The interest rate with respect to each advance shall reset on the annual anniversary date of each advance, and is subject to the same terms as above. As of June 30, 2013, $26.5 million was outstanding under the Line of Credit at a weighted average interest rate of 4.00% under three separate advances. The special purpose entity was in compliance with all financial covenants associated with the Line of Credit as of June 30, 2013.

Mortgages and Notes Payable

The Company’s mortgages and notes payable are summarized below:

	2013 Effective Interest Rates (a)	June 30, 2013	December 31, 2012
		(In Thousands)
Net-lease mortgage notes payable:
Series 2005-1, Class A-1 amortizing mortgage note, 5.05%, due 2020	6.51%	$105,800	$111,831
Series 2005-1, Class A-2 interest-only mortgage note, 5.37%, due 2020	6.62	258,300	258,300
Series 2006-1, Class A amortizing mortgage note, 5.76%, balloon due 2021	6.65	241,848	245,614
Series 2007-1, Class A amortizing mortgage note, 5.74%, balloon due 2022	6.57	318,661	321,650
Secured fixed-rate amortizing mortgage notes payable:
5.90% notes, balloons due 2012 (b)	—	—	7,755
5.40% notes, balloons due 2014	7.41	30,809	31,165
5.26%–5.62% notes, balloons due 2015	6.95 - 7.34	101,624	102,766
5.04%–8.39% notes, balloons due 2016	6.27 - 9.72	38,278	38,652
6.59% notes, balloons due 2016	7.07 - 7.28	559,886	564,669
5.85% note, balloon due 2017	7.22	52,998	53,414
6.17% note, balloon due 2017	7.14	142,620	143,647
6.64% note, balloon due 2017	7.49	21,432	21,595
3.90% note, balloon due 2018	4.14	24,800	—
4.39% note, balloon due 2018	4.73	10,340	—
Secured variable-rate, 1-month LIBOR + 3.25% mortgage notes, balloons due 2016 (c)(d)	4.65 - 5.20	16,685	16,851
Secured variable-rate, 1-month LIBOR + 3.50% mortgage note, balloon due 2017 (c)(d)	5.22	10,124	11,181
Secured variable-rate, 3-month LIBOR + 4.25% mortgage note, balloon due 2017 (d)	5.90	21,275	21,428
Unsecured fixed-rate promissory note, 7.00%, due 2021	10.04	1,508	1,571

		1,956,988	1,952,089
Unamortized debt discount		(51,282)	(57,211)

Total mortgages and notes payable, net		$1,905,706	$1,894,878

(a)	The effective rates include amortization of debt discount, amortization of deferred financing costs, and related debt insurer premiums, where applicable, calculated as of June 30, 2013.
(b)

This note matured on December 1, 2012 and was borrowed by a special purpose entity owned by the Company. At the time of the maturity the special purpose entity informed the lender that it would be unable to refinance or sell the property and determined that an orderly transition of the property was required. The lender provided the special purpose entity a notice of default and subsequently foreclosed on the property in April 2013. Following the notice of foreclosure, the Company surrendered the property and extinguished the outstanding note balance totaling $7.9 million. Prior to the foreclosure, the default interest rate on the note was 9.90%, and related accrued interest was added to the balance of the note.

(c)	Maturity dates assume exercise of the Company’s two one-year extension options under the note agreements.
(d)	Variable-rate notes are hedged with interest rate swaps (see Note 6).

As of June 30, 2013, scheduled debt maturities of the Company’s line of credit, mortgages and notes payable, including balloon payments, during the next five years and thereafter are as follows (in thousands):

	Scheduled Principal	Balloon Payment	Total
Remainder of 2013	$22,360	$—	$22,360
2014	46,978	29,761	76,739
2015	47,658	121,930	169,588
2016	40,969	580,671	621,640
2017	34,825	232,573	267,398
Thereafter	115,992	709,763	825,755

	$308,782	$1,674,698	$1,983,480

Balloon payments subsequent to 2017 are as follows: $34.2 million due in 2018, $258.3 million due in 2020, $167.5 million due in 2021, and $249.7 million due in 2022.

The following table summarizes interest expense on the related borrowings (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest expense – Term Note payable	$—	$6,968	$—	$13,715
Interest expense – revolving credit facilities	271	—	376	—
Interest expense – mortgages and notes payable	29,615	29,670	59,086	59,434
Interest expense – other	469	7	469	9
Amortization of deferred financing costs (a)	6,229	860	10,130	1,712
Amortization of net losses related to interest rate swap	—	1,177	—	2,333
Amortization of debt discount(b)	2,968	3,342	5,929	3,759

Total interest expense	$39,552	$42,024	$75,990	$80,962

(a)	Includes $5.9 million and $9.5 million arising from financing commitments related to the proposed Merger for the three and six months ended June 30, 2013, respectively.
(b)	Interest expense for the first quarter of 2012 was adjusted by a $2.9 million decrease related to the amortization period utilized in 2011 for the debt discount.

Debt discount is amortized to interest expense using the effective interest method over the terms of the related notes. The financing costs related to the establishment of debt are deferred and amortized to interest expense using the effective interest method over the term of the related debt instrument. Unamortized financing costs totaled $11.6 million and $3.8 million at June 30, 2013 and December 31, 2012, respectively, and are included in deferred costs and other assets, net on the accompanying condensed consolidated balance sheets.

Note 6. Derivative and Hedging Activities

The Company uses interest rate derivative contracts to manage its exposure to changes in interest rates on its variable rate debt. These derivatives are considered cash flow hedges and are recorded on a gross basis at fair value and included in the accompanying condensed consolidated balance sheet. The effective portion of changes in fair value are recorded in accumulated other comprehensive loss (“AOCL”) and subsequently reclassified to earnings when the hedged transactions affect earnings. The ineffective portion is recorded immediately in earnings in general and administrative expenses.

The following table summarizes the notional amount and fair value of the Company’s derivative instruments (in thousands):

Derivatives	Balance Sheet Location					Fair Value of Liability		Fair Value of Asset
designated as hedging instruments	June 30, 2013	Notional Amount	Interest Rate	Effective Date	Maturity Date	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012
Interest Rate Swap	Accounts payable, accrued expenses and other liabilities	$6,816	4.67%	October 6, 2011	October 6, 2016	$(131)	$(218)	$—	$—
Interest Rate Swap	Accounts payable, accrued expenses and other liabilities	$7,627	4.34%	February 6, 2012	October 6, 2016	(70)	(157)	—	—
Interest Rate Swap	Accounts payable, accrued expenses and other liabilities	$11,098	4.62%	June 28, 2012	July 6, 2017	(18)	(219)	—	—
Interest Rate Swap	Deferred costs and other assets, net	$17,808	5.24%	August 30, 2012	August 30, 2017	—	(177)	160	—

						$(219)	$(771)	$160	$—

The following tables provide information about the amounts recorded in AOCL, as well as the gain or (loss) recorded in operations, when reclassified out of AOCL, for the three and six months ended June 30, 2013 and 2012, respectively (in thousands):

	Amount of Gain or (Loss) Recognized in AOCL on Derivative (Effective Portion)
	Three Months Ended June 30,		Six Months Ended June 30,
Derivatives in Cash Flow Hedging Relationships	2013	2012	2013	2012
Interest Rate Swaps	$502	$(368)	$470	$(440)

	Amount of Loss Reclassified from AOCL into Operations (Effective Portion)
	Three Months Ended June 30,		Six Months Ended June 30,
Location of Loss Reclassified from AOCL into Operations	2013	2012	2013	2012
Interest expense	$(95)	$(1,214)	$(188)	$(2,400)
General and administrative expense	$—	$—	$(22)	$—

	Amount of Gain Recognized in Operations on Derivative (Ineffective Portion)
	Three Months Ended June 30,		Six Months Ended June 30,
Location of Gain Recognized in Operations on Derivatives	2013	2012	2013	2012
General and administrative expense	$54	$—	$54	$—

Approximately $0.3 million is estimated to be reclassified as an increase to interest expense during the next 12 months. The Company does not enter into derivative contracts for speculative or trading purposes.

The Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with counterparties it considers credit-worthy. As of June 30, 2013 and December 31, 2012, there were no termination events or events of default related to the interest rate swaps.

Note 7. Stockholders’ Equity

For the six months ended June 30, 2013, the Company declared cash dividends equivalent to $0.625 per share on its common stock. Under its Incentive Award Plan the Company granted 24,588 shares of common stock to its Board of Directors in June 2013 pursuant to the Company’s director compensation program.

Note 8. Commitments and Contingencies

The Company is periodically subject to claims or litigation in the ordinary course of business, including claims generated from business conducted by tenants on real estate owned by the Company. In these instances, the Company is typically indemnified by the tenant against any losses that might be suffered, and the Company and/or the tenant are insured against such claims.

In connection with the Company Merger, on March 5, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Baltimore City, Maryland against and purportedly on behalf of Spirit Realty Capital captioned Kendrick, et al. v. Spirit Realty Capital, Inc., et al. The complaint was amended on April 26, 2013, and names as defendants Spirit Realty Capital, the members of the board of directors of Spirit Realty Capital, the Spirit Operating Partnership, Cole II and the Cole Operating Partnership, and alleges that the directors of Spirit Realty Capital breached their fiduciary duties by engaging in an unfair process leading to the Merger Agreement, failing to disclose sufficient material information for Spirit Realty Capital stockholders to make an informed decision regarding whether or not to approve the Merger, agreeing to a Merger Agreement at an opportunistic and unfair price, allowing draconian and preclusive deal protection devices in the Merger Agreement, and engaging in self-interested and otherwise conflicted actions. The complaint alleges that Spirit Realty Capital, the Spirit Operating Partnership, Cole II and the Cole Operating Partnership aided and abetted those breaches of fiduciary duty. The complaint seeks a declaration that defendants have breached their fiduciary duties or aided and abetted such breaches and that the Merger Agreement is unenforceable, an order enjoining a vote on the transactions contemplated by the Merger Agreement, rescission of the transactions in the event they are consummated, imposition of a constructive trust, an award of fees and costs, including attorneys’ and experts’ fees and costs, and other relief. On June 4, 2013, solely to avoid the costs, risks and uncertainties inherent in litigation, Spirit and the other named defendants in the merger litigation signed a memorandum of understanding (“MOU”) regarding a proposed settlement of all claims asserted therein. The MOU provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the release and dismissal of all asserted claims. The asserted claims will not be released and dismissed until such stipulation of settlement is approved by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve such settlement even if the parties were to enter into such stipulation. The Company does not expect that the settlement, if approved by the court, would have a material adverse effect on its financial position or results of operations.

At June 30, 2013, there were no outstanding claims against the Company that are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

At June 30, 2013, the Company had commitments totaling $9.7 million to make property acquisitions and to fund improvements on properties the Company currently owns. These commitments are expected to be funded by December 31, 2013. In addition, the Company is contingently liable for $5.7 million of debt owed by one of its tenants and is indemnified by that tenant for any payments the Company may be required to make on such debt.

The Company estimates future costs for known environmental remediation requirements when it is probable that the Company has incurred a liability and the related costs can be reasonably estimated. The Company considers various factors when estimating its environmental liabilities, and adjustments are made when additional information becomes available that affects the estimated costs to study or remediate any environmental issues. When only a wide range of estimated amounts can be reasonably established and no other amount within the range is better than another, the low end of the range is recorded in the financial statements. Based on an ongoing environmental study on one of its properties, the Company’s estimated remediation liability was $0.1 million at each of June 30, 2013 and December 31, 2012.

Note 9. Fair Value Measurements

The Company’s assets and liabilities that are required to be measured at fair value in the accompanying condensed consolidated financial statements are summarized below.

The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2013 and December 31, 2012 (in thousands):

		Fair Value Hierarchy Level
	Fair Value	Level 1	Level 2	Level 3
June 30, 2013:
Derivatives:
Interest rate swaps financial liabilities	$(219)	$—	$(219)	$—
Interest rate swap financial asset	160	—	160	—
December 31, 2012:
Derivatives:
Interest rate swaps financial liabilities	$(771)	$—	$(771)	$—

The interest rate swaps are measured using a market approach, using prices obtained from a nationally recognized pricing service and pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 of the fair value hierarchy.

The following table sets forth the Company’s assets that were accounted for at fair value on a nonrecurring basis as of June 30, 2013 and December 31, 2012 (in thousands):

			Fair Value Hierarchy Level			Impairment Charges
Description	Fair Value	Dispositions	Level 1	Level 2	Level 3
June 30, 2013:
Long-lived assets held and used	$8,208	$—	$—	$—	$8,208	$(1,481)
Lease intangible assets	—	—	—	—	—	(487)
Long-lived assets held for sale	5,520	(1,157)	—	—	6,677	(2,103)

						$(4,071)

December 31, 2012:
Long-lived assets held and used	$27,449	$(425)	$—	$—	$27,874	$(7,404)
Lease intangible assets	—	—	—	—	—	(2,680)
Long-lived assets held for sale	4,184	(7,983)	—	—	12,167	(3,648)

						$(13,732)

The fair values of impaired real estate and intangible assets were determined by using the following information, depending on availability, in order of preference: signed purchase and sale agreements or letters of intent; recently quoted bid or ask prices, or market prices for comparable properties; estimates of cash flow, which consider, among other things, contractual and forecasted rental revenues, leasing assumptions, and expenses based upon market conditions; and expectations for the use of the real estate. Based on these inputs, the Company determined that its valuation of the impaired real estate and intangible assets falls within Level 3 of the fair value hierarchy.

In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair values. The fair values of financial instruments are estimates based upon market conditions and perceived risks at June 30, 2013 and December 31, 2012. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.

Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash and escrow deposits, and accounts receivable and payable. Generally, these assets and liabilities are short-term in duration and are recorded at fair value on the accompanying condensed consolidated balance sheets.

The estimated fair values of the fixed-rate mortgage and other loans receivable and the fixed-rate mortgages and notes payable have been derived based on market quotes for comparable instruments or discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. The mortgage and other loans receivable and mortgages and notes payable were measured using a market approach from nationally recognized financial institutions with market observable inputs such as interest rates and credit analytics. These measurements are classified as Level 2 of the fair value hierarchy. The following table discloses fair value information for these financial instruments (in thousands):

	June 30, 2013		December 31, 2012
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Loans receivable, net	$44,027	$52,977	$51,862	$69,926
Revolving credit facilities	26,492	27,386	—	—
Mortgages and notes payable	1,905,706	2,069,525	1,894,878	2,112,670

Note 10. Significant Credit and Revenue Concentration

As of June 30, 2013, the Company’s real estate investments are operated by approximately 165 tenants that engage in retail, service and distribution activities across various industries throughout the United States. Shopko Stores Operating Co., LLC (“Shopko”) and Pamida Stores Operating Co., LLC (“Pamida”), which merged in 2012, operate in the general and discount retailer industry and represent the Company’s largest tenant. Rental revenues from the combined Shopko/Pamida (“Shopko/Pamida”) entity for the six months ended June 30, 2013 and 2012, contributed 29.0% and 30.1% of our total rent (from continuing and discontinued operations), respectively. No other tenant contributed 10% or more of the Company’s total annual rent during any of the periods presented. As of June 30, 2013 and December 31, 2012, the combined properties that are operated by Shopko/Pamida represent approximately 27.9% and 28.4%, respectively, of the Company’s total investment portfolio.

Note 11. Discontinued Operations

Periodically, the Company may sell real estate properties it owns. Gains and losses from any such dispositions of properties and all operations from these properties are required to be reclassified as “discontinued operations” in the condensed consolidated statements of operations, as long as there is no significant continuing involvement in the future cash flows from these properties. As a result of this reporting requirement, each time a property is sold or classified as real estate assets held for sale, the operations of such property previously reported as part of “loss from continuing operations” are reclassified into “discontinued operations.” This presentation has no impact on net loss or cash flow. The net gains or losses from the real estate dispositions as well as the current and prior operations have been reclassified to discontinued operations as summarized below (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$1,657	$2,611	$3,504	$5,371
Expenses:
General and administrative	4	78	10	176
Property costs	71	13	141	207
Interest	—	134	194	268
Depreciation and amortization	1,019	1,573	2,198	3,238
Impairments	—	320	2,103	2,122

Total expenses	1,094	2,118	4,646	6,011

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gain (loss) from discontinued operations before other income	563	493	(1,142)	(640)
Other income:
Gain on debt extinguishment	1,028	—	1,028	—
Other	22	—	45	—

Total other income	1,050	—	1,073	—

Income (loss) from discontinued operations	1,613	493	(69)	(640)
Net (loss) gain on dispositions of real estate(a)	(191)	(81)	(11)	1,369

Total discontinued operations	$1,422	$412	$(80)	$729

(a) Number of properties disposed of during period	4	7	10	18

Note 12. Supplemental Cash Flow Information

In June 2013, the Company declared a common stock dividend of $26.5 million, which was paid in July 2013. During the six months ended June 30, 2013, the Company surrendered a real estate property totaling $6.9 million, which was encumbered by a mortgage note payable of $7.9 million following a notice of foreclosure. During the same period in 2013, the Company repaid approximately $1.0 million of mortgages and notes payable in conjunction with sales of certain real estate properties and approximately $9.8 million of deferred financing costs recorded in deferred costs and other assets were unpaid. During the six months ended June 30, 2012, the Company repaid $0.8 million of mortgages and notes payable in conjunction with sales of certain real estate properties and paid $0.7 million of real estate acquisition costs accrued for at December 31, 2011. In addition, as of June 30, 2012, $5.4 million of deferred offering costs recorded in deferred costs and other assets on the condensed consolidated balance sheet were unpaid.

Note 13. Incentive Award Plan

Under the Company’s Incentive Award Plan (the “Plan”), we may grant equity incentive awards to eligible employees, directors and other service providers. An aggregate of approximately 3.1 million shares of common stock were made available for issuance under the Plan. As of June 30, 2013, 1.7 million shares remain available for grant. Awards under the Plan may be in the form of stock options, restricted stock, dividend equivalents, restricted stock units, stock appreciation rights, performance awards, stock payment awards, performance share awards, LTIP units and other incentive awards. If an award under the Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Plan. As of June 30, 2013, approximately 1.1 million non-vested restricted shares of common stock were outstanding.

For the three and six months ended June 30, 2013, the Company recognized $1.8 million and $3.6 million, respectively, in stock-based compensation expense, which is included in general and administrative expenses in the condensed consolidated statements of operations. There was no stock compensation expense during the comparable periods in 2012.

As of June 30, 2013 and December 31, 2012, the remaining unamortized stock-based compensation expense totaled $12.1 million and $15.7 million, respectively, which is recognized as the greater of the amount amortized on a straight-line basis over the service period of each applicable award or the amount vested over the vesting periods.

Note 14. Loss Per Share

Basic and diluted loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. The table below is a reconciliation of the numerator used in the computation of basic and diluted loss per share (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Loss from continuing operations attributable to common stockholders	$(13,091)	$(9,194)	$(19,921)	$(21,913)
Less: preferred dividends	—	(8)	—	(8)

Loss from continuing operations attributable to common stockholders	(13,091)	(9,202)	(19,921)	(21,921)
Income (loss) from discontinued operations	1,422	412	(80)	729

Net loss attributable to common stockholders	$(11,669)	$(8,790)	$(20,001)	$(21,192)

Weighted average common shares outstanding:
Basic and diluted	83,699,142	25,863,976	83,696,858	25,863,976

For all periods presented, no potentially dilutive securities were included in computing loss per share of common stock as their effect would be anti-dilutive. Potentially dilutive securities excluded were the non-vested restricted stock during the three and six months ended June 30, 2013 and the potential shares of common stock for the TLC debt conversion during the three and six months ended June 30, 2012. The weighted average number of shares of potentially dilutive securities were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
TLC convertible debt	—	24,245,278	—	24,245,278
Nonvested shares of restricted stock	498,791	—	440,095	—

Potentially dilutive shares	498,791	24,245,278	440,095	24,245,278

Note 15. Subsequent Events

Close of the Merger

On July 17, 2013, the Company, Cole II, the Spirit Operating Partnership and the Cole Operating Partnership (the “Parties”) closed the transactions contemplated by the Merger Agreement and the Company merged with and into Cole II, resulting in the Company ceasing to exist and Cole II, continuing as the Surviving Corporation and adopting the name Spirit Realty Capital, Inc. (“New Spirit”). At the effective time of the Company Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Company Merger on July 17, 2013 was cancelled and converted into the right to receive 1.9048 shares of common stock, par value $0.01 per share, of New Spirit (“New Spirit Common Stock”). Upon receiving the converted shares of New Spirit Common Stock, the stockholders of the Company will have an equity interest of approximately 44% of the combined company. The Company’s prevailing influence over New Spirit, including a majority of its Board of Directors remaining and its surviving senior management, was a key factor towards the Company obtaining control and identifying the Company as the accounting acquirer. The New Spirit Common Stock commenced trading on the NYSE under the ticker symbol “SRC” on July 18, 2013. The Merger will be accounted for in the third quarter of fiscal 2013, using the acquisition method in accordance with ASC 805, Business Combinations. Accordingly, the identifiable assets acquired and liabilities assumed shall be measured at their acquisition-date fair value. Operating results will be included in New Spirit’s financial statements from the date of the Merger. Please see the unaudited pro forma information related to this business combination included in this filing.

Termination of the Credit Facility

In connection with the Merger, the Company and Spirit Realty, L.P., terminated the secured revolving Credit Facility, pursuant to that certain Credit Agreement, dated as of September 25, 2012, by and among the Spirit Realty, L.P., Deutsche Bank as administrative agent, and the various financial institutions parties thereto, as guaranteed by the Company, allowing borrowings of up to $100.0 million and providing for a maximum additional loan commitment of $50.0 million.

New Credit Facility

On July 17, 2013, the Spirit Operating Partnership (“the Surviving Partnership”) and various affiliates thereof, entered into a new credit agreement (the “Credit Agreement”) with various lenders and with Deutsche Bank Securities Inc., as lead arranger and book running manager, and with Deutsche Bank AG New York Branch as lead arranger and administrative agent. The Surviving Partnership’s obligations under the Credit Agreement are guaranteed by New Spirit, OP Holdings (as defined below), Spirit Master Funding IV, LLC, a Delaware limited liability company, and Spirit Master Funding V, LLC, a Delaware limited liability company. Pursuant to the Credit Agreement, consistent with the terms, conditions and provisions of a three-year revolving credit facility, the Surviving Partnership and its affiliates may obtain loans and/or extensions of credit (under a revolving credit facility) in an aggregate amount not exceeding $400.0 million.

The initial term expires on July 17, 2016 and may be extended for an additional 12 months subject to the satisfaction of specified requirements. The credit facility bears interest, at the Surviving Partnership’s option, of either (i) the “Base Rate” (as defined in the credit agreement) plus 1.00% to 2.00%; or (ii) LIBOR plus 2.00% to 3.00%, depending on the Surviving Partnership’s leverage ratio. The Surviving Partnership is also required to pay a fee on the unused portion of the credit facility at a rate of either 0.25% or 0.35% per annum, based on percentage thresholds for the average daily unused balance during a fiscal quarter.

In connection with the Credit Agreement, New Spirit and Spirit General OP Holdings, LLC, a Delaware limited liability company all of the interests of which are now owned by New Spirit and which is the general partner of the Surviving Partnership (“OP Holdings”), entered into the following agreements, each dated as of July 17, 2013:

•	Guaranty, pursuant to which New Spirit and OP Holdings provide a guaranty of the obligations of the Surviving Partnership under the Credit Agreement;

•

Security Agreement, pursuant to which the New Spirit, OP Holdings, the Surviving Partnership and the other entities party thereto will each grant a security interest in all of its right, title and interest in all tangible and intangible property and assets of such party to secure the obligations of the Surviving Partnership under the Credit Agreement; and

•

Omnibus Collateral Assignment of Material Agreements, Permits and Licenses, pursuant to which each of the New Spirit, OP Holdings and the other entities party thereto will collaterally assign and grant to the administrative agent a security interest in all of such party’s rights, title and interest in and to all material agreements, permits and licenses to secure the obligations of the Surviving Partnership under the Credit Agreement.

New CMBS

On July 17, 2013, Spirit SPE Loan Portfolio 2013-2, LLC, a Delaware limited liability company (“Spirit SPE 2013-2”), of which the Surviving Partnership is the sole Member, entered into a Loan Agreement (“GACC Loan Agreement”) with German American Capital Corporation (“GACC”), pursuant to which GACC may make extensions of credit to Spirit SPE 2013-2 in an aggregate amount not to exceed $100.9 million. In connection with the GACC Loan Agreement, the Surviving Partnership has entered into a Guaranty of Recourse Obligations of Borrower, dated as of the date of the GACC Loan Agreement (the “GACC Guaranty”), in favor of GACC, pursuant to which the Surviving Partnership will provide a guaranty of Spirit SPE 2013-2’s recourse obligations under the GACC Loan Agreement.

On July 17, 2013, Spirit SPE Loan Portfolio 2013-3, LLC, a Delaware limited liability company (“Spirit SPE 2013-3”), of which the Surviving Partnership is the sole Member, entered into a Loan Agreement (“Barclays Loan Agreement”) with Barclays Bank PLC (“Barclays”), pursuant to which Barclays may make extensions of credit to Spirit SPE 2013-3 in an aggregate amount not to exceed $102.1 million. In connection with the Barclays Loan Agreement, the Surviving Partnership has entered into a Guaranty of Recourse Obligations of Borrower, dated as of the date of the Barclays Loan Agreement (the “Barclays Guaranty” and, together with the GACC Guaranty, the “Guaranties”), in favor of Barclays, pursuant to which the Surviving Partnership will provide a guaranty of Spirit SPE 2013-3’s recourse obligations under the Barclays Loan Agreement.

The maturity date for each loan is August 6, 2023, and each bear interest at a fixed rate of 5.50% per annum.

Real Estate Dispositions

On July 19, 2013, New Spirit completed the sale of two multi-tenant properties acquired in the Merger for the aggregate sales price of $258.5 million. At the time of the sale, the properties were encumbered by approximately $139.4 million of outstanding indebtedness, which was assumed by the buyer at the close of sale and netted against total purchase price, resulting in net proceeds to the Company of $119.1 million.

Transition Services Agreement

In connection with the merger, Cole REIT Advisors II, LLC agreed to provide certain accounting and related services to the Company for an initial term of one quarter, with an extension option for up to one additional quarter. Fees for the initial quarter will total $1.2 million.